Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2019 with respect to the financial statements of Thunder Bridge Acquisition, Ltd. incorporated by reference in this Registration Statement on Form S-3, which report was included in Repay Holdings Corporation’s Report on Form 8-K filed July 17, 2019. We consent to the use of the aforementioned report in this Registration Statement on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

August 1, 2019